UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  April 22, 2010

Game Trading Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141521	20-5433090
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10957 McCormick Road, Hunt Valley, Maryland		21031
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (410) 316-9900

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On April 26, 2010, the holders of certain unit purchase options (the “Options”) issued by Game Trading Technologies, Inc. (the “Company”) in connection with that certain securities purchase agreement, dated February 25, 2010 (the “Purchase Agreement”), exercised Options to purchase 62,500 units of the Company’s securities for aggregate gross proceeds of $125,000.  Each unit (“Unit”) consisted of one share of the Company’s series A convertible preferred stock and a warrant to purchase one share of the Company’s common stock at an exercise price of $2.50 per share through April 26, 2015.

The shares of the Company’s series A convertible preferred stock and warrants issued to the investors were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

A copy of the press release announcing the exercise of the Options is attached hereto as Exhibit 99.1

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2010, the board of directors of the Company appointed Eric Salzman as a director of the Company.  Mr. Salzman does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

Pursuant to the terms of the Certificate of Designation for the Company’s series A convertible preferred stock (the “Preferred Shares”) issued pursuant to the Purchase Agreement, the holders of Preferred Shares shall have the exclusive right, voting separately as a class, to elect one director of the Company.  Mr. Salzman is the nominee of the holders of the Preferred Shares.

In connection with his appointment as a director, Mr. Salzman received an option to purchase 60,000 shares of the Company’s common stock at a price of $4.75 per share, the closing price of the Company’s common stock as quoted on the Over-the-Counter Buletin Board on April 21, 2010.  The options vest in three (3) equal annual installments of thirty-three and one-third percent (33 1/3%), the first installment to be exercisable on the date of grant, with an additional thirty-three and one-third percent (33 1/3%) becoming exercisable on each of April 22, 2011 and April 22, 2012, respectively.  These options were issued under the Company’s Amended and Restated 2009 Incentive Stock Plan.

Mr. Salzman is currently a Managing Director with Lehman Brothers Holdings Inc. where he manages a multi-billion dollar portfolio of investments including US and European direct private equity, mezzanine and illiquid loan positions held by Lehman Brothers.  Prior to that position, Mr. Salzman spent four years in the Global Trading Strategies Group at Lehman Brothers where he served as a Managing Director and Portfolio Manager investing in special situations.  With more than 17 years of Mergers and Acquisition ("M&A") and principal investment experience, Mr. Salzman has developed extensive expertise in public equity, private equity and fixed income investing including growth company opportunities.  Prior to Lehman Brothers, Mr. Salzman was the senior research analyst at DKR/Basso Capital Management, a $1.2B multi-strategy hedge fund where he focused on technology and telecommunication. Previous to that Mr. Salzman spent seven years in private equity as a senior investment professional in Lehman Brothers Private Equity Group, Gramercy Communications Partners and Credit Suisse Asset Management.  Eric began his career in the M&A Group of Credit Suisse First Boston, having earned a Bachelor's Degree with high honors in English from the University of Michigan and a master's degree from Harvard Business School.

A copy of the press release announcing Mr. Salzman’s appointment is attached hereto as Exhibit 99.2

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.1
Form of Unit Purchase Option issued by Game Trading Technologies, Inc. to investors in the February 2010 private placement (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2010 and incorporated herein by reference).

	99.1	Press Release, dated April 28, 2010

	99.2	Press Release, dated April 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAME TRADING TECHNOLOGIES, INC.

Date: April 28, 2010	By:	/s/ Rodney Hillman
Rodney Hillman
Chief Operating Officer